UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

SEABRIGHT INSURANCE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SeaBright Insurance Holdings, Inc.
1501 4th Avenue, Suite 2600
Seattle, Washington 98101

To our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of SeaBright Insurance Holdings, Inc. to be held on Tuesday, May 20, 2008, at 9:00 a.m. Pacific Time in the Alki Room on the 3rd floor of the Century Square Building located at 1501 4th Avenue, Seattle, WA 98101.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. The notice of annual meeting of stockholders, proxy statement and proxy are being mailed to stockholders on or about April 17, 2008.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible by following the instructions on the enclosed proxy card or voting instruction card. Voting by written proxy will ensure your representation at the annual meeting regardless of whether you attend in person.

Thank you for your ongoing support of and continued interest in SeaBright.

Sincerely,

John G. Pasqualetto
Chairman, President and Chief Executive Officer

2008 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	1
QUESTIONS AND ANSWERS	2
Proxy Materials	2
Voting Information	2
Stock Ownership Information	4
PROPOSALS TO BE VOTED ON	5
Proposal No. 1: Election of Directors	5
Proposal No. 2: Ratification of the Audit Committee’s Appointment of KPMG LLP as Independent Registered Public Accounting Firm for the Year Ending December 31, 2008	7
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	8
Board Composition	8
Communication with the Board of Directors	8
Board Committees	8
Compensation Committee Interlocks and Insider Participation	10
Code of Ethics	10
EXECUTIVE OFFICERS AND KEY EMPLOYEES	11
EXECUTIVE COMPENSATION	13
Compensation Discussion and Analysis	13
Compensation Committee Report	18
Summary Compensation Table	19
Grants of Plan Based Awards	20
Employee Benefit Plans	22
Outstanding Equity Awards	25
Options Exercised and Restricted Stock Vested	26
Potential Payments Upon Termination or Change of Control	26
Equity Compensation Plan Information	31
DIRECTOR COMPENSATION	32
Summary of Director Compensation	32
Director Compensation	33
BENEFICIAL OWNERSHIP TABLE	35
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	37
AUDIT COMMITTEE DISCLOSURE	39
Principal Accounting Fees and Services	39
Report of the Audit Committee	40
OTHER MATTERS	41
Stockholder Proposals and Director Nominations	41
Cost of Solicitation	41

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of SeaBright Insurance Holdings, Inc. (“SeaBright” or the “Company”) will be held on Tuesday, May 20, 2008, at 9:00 a.m. Pacific Time in the Alki Room on the 3rd floor of the Century Square Building located at 1501 4th Avenue, Seattle, WA 98101, for the following purposes:

1. To elect seven directors to the Board of Directors;

2. To ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote “FOR” the election of directors and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Stockholders of record at the close of business on March 26, 2008, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record holder, telephone or Internet voting may be available to you only if offered by them. Their procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders. Registration will begin at 8:00 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

/s/  D. Drue Wax
D. Drue Wax
Senior Vice President, General Counsel and
Secretary
Seattle, Washington

April 17, 2008

QUESTIONS AND ANSWERS

Proxy Materials

Why am I receiving this proxy statement?

SeaBright is soliciting proxies for the 2008 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of SeaBright common stock on March 26, 2008, the record date, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, SeaBright’s Board of Directors (the “Board of Directors” or the “Board”) and Board committees, the compensation of directors and executive officers for the 2007 fiscal year and other required information.

Will I receive a copy of SeaBright’s annual report?

A copy of our 2007 Annual Report on Form 10-K and a letter from John G. Pasqualetto, our Chairman, President and Chief Executive Officer, are enclosed.

Stockholders may request another free copy of our 2007 Annual Report on Form 10-K from:

SeaBright Insurance Holdings, Inc.
Attn: Investor Relations
1501 4th Avenue, Suite 2600
Seattle, Washington 98101
(206) 269-8500

Alternatively, stockholders can access the 2007 Annual Report on Form 10-K and other financial information in the Investor Relations section of SeaBright’s web site at www.sbic.com. SeaBright will also furnish any exhibit to the 2007 Form 10-K if specifically requested.

Voting Information

What will I be voting on?

•	Election of directors (see “Proposals to be Voted On — Proposal No. 1: Election of Directors”).

•	Ratification of the Audit Committee’s appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2008 (see “Proposals to be Voted On — Proposal No. 2: Ratification of the Audit Committee’s Appointment of KPMG LLP as Independent Registered Public Accounting Firm for the Year Ending December 31, 2008”).

How does the Board of Directors recommend that I vote?

SeaBright’s Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of our independent registered public accounting firm for the 2008 fiscal year.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent at the close of business on March 26, 2008), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voting instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet if such services are offered by your bank, broker or other record holder.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a holder of record, at any time before your proxy is voted, you may change your vote by:

•	revoking it by written notice to the Secretary of SeaBright at the address on the cover of this proxy statement;

•	delivering a later-dated proxy; or

•	voting in person at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other record holder for procedures on revoking or changing your proxy.

How many votes do I have?

You will have one vote for every share of SeaBright common stock that you owned on March 26, 2008.

How many shares are entitled to vote?

There were 20,855,102 shares of SeaBright common stock outstanding as of the record date and entitled to vote at the meeting. Each share is entitled to one vote.

How many shares must be present to hold the meeting?

Under SeaBright’s Amended and Restated By-Laws, holders of a majority of the outstanding shares of capital stock entitled to vote must be present, in person or by proxy, to hold the annual meeting.

How many votes are needed for the proposals to pass?

•	The seven nominees for director who receive the highest number of votes at the annual meeting will be elected.

•	The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the ratification of the appointment of the independent registered public accounting firm.

What if I vote “withhold” or “abstain”?

In the election of directors, you may vote “FOR” all or some of the nominees or you may vote to “WITHHOLD” with respect to one or more of the nominees. A vote to “WITHHOLD” on the election of directors will have no effect on the outcome.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” A vote to “ABSTAIN” on the other items of business will have the same effect of a vote “AGAINST.”

If you vote “ABSTAIN,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

Is cumulative voting permitted for the election of directors?

No.

What if I don’t return my proxy card and don’t attend the annual meeting?

If you are a holder of record and you don’t vote your shares, your shares will not be voted.

If you hold your shares in “street name,” and you don’t give your bank, broker or other record holder specific voting instructions, the votes will be “broker non-votes.” “Broker non-votes” will have no effect on the vote for the election of directors or any other items of business because they are not counted or deemed to be represented for determining whether stockholders have approved the proposal.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

Is my vote confidential?

Yes. Your voting records will not be disclosed to us except:

•	as required by law;

•	to the inspector of election; or

•	if the election is contested.

If you are a holder of record, and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

Stock Ownership Information

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most SeaBright stockholders hold their shares through a bank, broker or other record holder rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with SeaBright’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by SeaBright. As the stockholder of record, you have the right to grant your voting proxy directly to SeaBright or to a third party, or to vote in person at the meeting. SeaBright has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your bank, broker or other record holder. As the beneficial owner, you have the right to direct your bank, broker or other record holder how to vote and you also are invited to attend the annual meeting. Your bank, broker or other record holder has enclosed or provided voting instructions for you to use in directing the bank, broker or other record holder how to vote your shares.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the bank, broker or other record holder that holds your shares, giving you the right to vote the shares at the meeting.

What if I have questions for SeaBright’s transfer agent?

Please contact Computershare at the phone number or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

Computershare Trust Company, N.A.
c/o Computershare Investor Services
P.O. Box 43078
Providence, RI 02940-3078
(781) 575-3400

PROPOSALS TO BE VOTED ON

Proposal No. 1: Election of Directors

There are seven nominees for election to our Board of Directors this year. Messrs. Pasqualetto and Chung have served on our Board of Directors since 2003. Messrs. Feldman, Josephson and Morvis have served on our Board of Directors since 2004. Mr. Edwards has served on our Board of Directors since 2006 and Mr. Rice has served on our Board of Directors since 2007. Information regarding the business experience of each nominee is provided below. Each director is elected annually to serve until the next annual meeting or until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the seven persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated to SeaBright that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, John G. Pasqualetto (our Chairman, President and Chief Executive Officer), Joseph S. De Vita (our Senior Vice President, Chief Financial Officer and Assistant Secretary) and D. Drue Wax (our Senior Vice President, General Counsel and Secretary), will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Our Board recommends a vote “FOR” the election to the Board of the each of the following nominees.

Vote Required

The seven persons receiving the highest number of “FOR” votes represented by shares of SeaBright common stock present in person or represented by proxy at the annual meeting will be elected.

John G. Pasqualetto Director since 2003 Age 65	Mr. Pasqualetto has served as the Chairman of our Board of Directors since September 2004 and as our President and Chief Executive Officer and one of our directors since July 2003. In addition, he has served as Chairman of the Board of Directors, President and Chief Executive Officer of our insurance company subsidiary, SeaBright Insurance Company, since September 2003. He was formerly President and Chief Executive Officer of Eagle Pacific Insurance Company and Pacific Eagle Insurance Company (the “Eagle Entities”), President of Kemper Employers Group and Senior Vice President of the Kemper insurance companies, holding these positions concurrently since joining Kemper in 1998. Mr. Pasqualetto’s prior experience includes serving as President of American International Group’s (“AIG”) workers’ compensation specialty group, co-founding Great States Insurance Company, a California-based specialty workers’ compensation company, and holding executive positions with Argonaut Insurance Company and the State Compensation Insurance Fund of California. Mr. Pasqualetto has a B.A. from California State University at Northridge.

Peter Y. Chung Director since 2003 Age 40	Mr. Chung has served as a director since June 2003. Mr. Chung is a managing partner and member of various entities affiliated with Summit Partners, a private equity and venture capital firm, where he has been employed since August 1994. Mr. Chung also serves as a director of NightHawk Radiology Holdings, Inc., a provider of teleradiology services, and several privately held companies. In addition, he has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since September 2003. Mr. Chung received an A.B. from Harvard University and an M.B.A. from Stanford University.

Joseph A. Edwards Director since 2006 Age 57	Mr. Edwards has served as a director since November 2006. In addition, he has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since November 2006. He has been a workers’ compensation consultant since 1991. Mr. Edwards administers workers’ compensation self-insured trusts in the State of Maine and is a consultant for the American Insurance Association. He also is the Executive Director of the Greater Portland Five Trust. From 1987 to 1991, Mr. Edwards was Superintendent of Insurance for the State of Maine. Mr. Edwards holds a J.D. degree from Yale Law School and an S.B. degree from the Massachusetts Institute of Technology.

William M. Feldman Director since 2004 Age 54	Mr. Feldman has served as a director since November 2004. In addition, he has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since November 2004. Mr. Feldman is the co-owner, Chairman and Chief Executive Officer of Feldman, Ingardona & Co., a registered investment advisor and securities broker/dealer that provides asset management and investment advisory services to high net worth families and institutions. He has held these positions since organizing the company in 1997. Mr. Feldman received a B.S. in Accountancy from the University of Illinois, Urbana, and is a member of the American Institute of Certified Public Accountants.

Mural R. Josephson Director since 2004 Age 59	Mr. Josephson has served as a director since July 2004. Following his retirement as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (“LMC”) and as an officer and director of certain affiliated entities including the Eagle Entities, Kemper Employers Insurance Company and PointSure Insurance Services, Inc. in October 2002, where he served for approximately four years, Mr. Josephson has served as a consultant to various financial institutions. Prior to his role at LMC, Mr. Josephson retired as a partner at KPMG LLP after 28 years at the firm. Mr. Josephson also serves as a director of HealthMarkets, Inc., a provider of health, life and related insurance products to the self-employed, individual and student insurance markets, and Argo Group International Holdings, Ltd., which specializes in commercial insurance and property reinsurance. In addition, he has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since March 2004. Mr. Josephson is a licensed Certified Public Accountant in the State of Illinois, and is a member of the American Institute of Certified Public Accountants.

George M. Morvis Director since 2004 Age 67	Mr. Morvis has served as a director since July 2004. Mr. Morvis is the founder, President and Chief Executive Officer of Financial Shares Corporation, a Chicago-based strategic consulting firm that works with financial services companies worldwide to build shareholder value through strategic marketing planning, business assessment, business intelligence, research and financial communications. He serves on the boards of directors of two privately held companies and has served as a director of our insurance company subsidiary, SeaBright Insurance Company, since March 2004. Mr. Morvis is a past chairman and current board member of the Illinois Council on Economic Education and a past president of the University of Illinois Alumni Association. Mr. Morvis received a B.S. degree from the University of Illinois, Urbana, an M.B.A. from The George Washington University, Washington, DC, and is a graduate of the Harvard Business School owner-president management program.

Michael D. Rice Director since 2007 Age 65	Mr. Rice has served as a director since September 2007. In addition, he has served as a director of our insurance company subsidiary since September 2007. Mr. Rice is retired following a career spanning over 40 years with the Aon Corporation and its predecessor companies. He was most recently Executive Vice President at Aon and served prior to that as CEO of several subsidiaries specializing in national distribution of insurance products via independent brokers, wholesale brokerage, managing general underwriters and direct marketing. Mr. Rice presently serves as Regent Emeritus and Chairman of the Ten Year Plan Committee for Loras College, Dubuque, Iowa.

Proposal No. 2: Ratification of the Audit Committee’s Appointment of KPMG LLP as Independent Registered Public Accounting Firm for the Year Ending December 31, 2008

The Audit Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm to audit SeaBright’s consolidated financial statements for the fiscal year ending December 31, 2008. During fiscal year 2007, KPMG LLP served as SeaBright’s independent registered public accounting firm and also provided certain tax and other audit-related services to us. See “Audit Committee Disclosure — Principal Accounting Fees and Services.” Representatives of KPMG LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

This proposal is put before the shareholders because, though the shareholder vote is not binding on the Audit Committee, the Board believes that it is good corporate practice to seek shareholder ratification of the Audit Committee’s appointment of the independent registered public accounting firms. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to shareholders. Even if the appointment of KPMG LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent registered public accounting firm at any time during the year.

Our Board recommends a vote “FOR” the ratification of the appointment of KPMG LLP as SeaBright’s independent registered public accounting firm for fiscal year 2008. If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered public accounting firm.

Vote Required

Ratification of the appointment of KPMG LLP as SeaBright’s independent registered public accounting firm for fiscal year 2008 requires the affirmative vote of a majority of the shares of SeaBright common stock present in person or represented by proxy at the annual meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of seven members. Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors may be filled only by the Board of Directors. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

The Board has determined that each of the directors, with the exception of Mr. Pasqualetto, is an “independent” director, as independence is defined in Rule 4200(a)(15) of the Nasdaq Stock Market LLC (“Nasdaq”) marketplace rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the Nasdaq marketplace rules. In making this determination, the Board of Directors considered the fact that Mr. Josephson is on the board of directors of ARGO Group International Holdings, which owns Argonaut Insurance Company, from which we have a recoverable of approximately $1.8 million pursuant to an agreement that was put in place prior to the time that Mr. Josephson served on the board of either company, and the Board found that this relationship is not material to Mr. Josephson’s service as a director and did not impair his independence.

Our Board of Directors met eight times in 2007.  Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2007, all of the directors attended 75% or more of the meetings of the Board and the committees on which they served. Directors are encouraged to attend the annual meeting of stockholders and in 2007 all of the directors then serving on the Board attended the annual meeting.

Communication with the Board of Directors

Stockholders may communicate with the Board by directing communications to the Secretary and should prominently indicate on the outside of the envelope that the communication is intended for the Board or for individual directors. In accordance with instructions from the Board, the Secretary will review all communications, will organize the communications for review by the Board and will promptly forward communications (other than communications unrelated to the operation of the Company, such as advertisements, mass mailings, solicitations and job inquiries) to the Board or individual directors.

Board Committees

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee consists of three or four persons. All of the members of our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are “independent” as defined by Nasdaq marketplace rules and all of the members of the Audit Committee are independent under the heightened independence standards for Audit Committee members under the Nasdaq marketplace rules and the rules of the U.S. Securities and Exchange Commission (“SEC”).

Audit Committee

The Audit Committee is comprised of Messrs. Josephson (Chairman), Feldman and Morvis. The Audit Committee oversees our accounting, financial reporting and control processes and the audits of our financial statements, including: the preparation, presentation and integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; and the performance of our independent registered public accounting firm. Our Audit Committee, among other things:

•	has sole responsibility to retain and terminate our independent registered public accounting firm;

•	pre-approves all audit and non-audit services performed by our independent registered public accounting firm and the fees and terms of each engagement; and

•	reviews our quarterly and annual audited financial statements and related public disclosures, earnings press releases and other financial information provided to analysts or rating agencies.

Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board of Directors has determined that Mural R. Josephson meets the requirements for an “audit committee financial expert” as defined by the rules of the SEC.

The charter of the Audit Committee, as amended on February 21, 2007 and reviewed and approved without further amendment on February 11, 2008, is available in the Investor Relations section of our website at www.sbic.com.

Compensation Committee

The Compensation Committee is comprised of Messrs. Chung (Chairman), Feldman, Josephson and Rice. The Compensation Committee oversees the administration of our benefit plans, reviews and administers all compensation arrangements for executive officers and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. Certain of our executive officers, including the Chief Executive Officer and the Secretary, may from time to time attend Compensation Committee meetings when executive compensation is discussed and evaluated by Compensation Committee members. Each year, the Compensation Committee receives from the Chief Executive Officer recommendations on compensation for executive officers other than the Chief Executive Officer, but the Compensation Committee retains full discretion in determining executive officer compensation. The Compensation Committee has the authority to retain and terminate legal, accounting or other consultants or experts, including compensation consultants, as it deems necessary in the performance of its duties.

In April 2006, the Compensation Committee retained a nationally recognized compensation consulting firm, Pearl Meyer & Partners (“PM&P”), to provide information regarding executive and director compensation practices and to assist with review of compensation programs for executive officers and directors. In February 2008, the Compensation Committee retained Mercer Human Resource Consulting, a nationally recognized consulting firm, to assist with a comprehensive review of our overall compensation programs.

The charter of the Compensation Committee, as amended on January 24, 2007 and reviewed and approved without further amendment on February 15, 2008, is available in the Investor Relations section of our website at www.sbic.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Morvis (Chairman), Chung, Edwards and Rice. The Nominating and Corporate Governance Committee’s responsibilities include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters.

The policy of the Nominating and Corporate Governance Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Other Matters — Stockholder Proposals and Director Nominations.” The Nominating and Corporate Governance Committee will consider all nominees for election as directors of SeaBright, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. In evaluating candidates, the Nominating and Corporate Governance Committee considers the person’s judgment, skills, experience, age, independence, understanding of SeaBright’s business or other related industries as well as the needs of the Board, and will review all candidates in the same manner, regardless of the source of the recommendation. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the Board.

SeaBright has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

The charter of the Nominating and Corporate Governance Committee, as amended on February 21, 2007 and reviewed and approved without further amendment on February 13, 2008, is available in the Investor Relations section of our website at www.sbic.com.

The following table shows the current membership of each committee and the number of meetings held by each committee in 2007:

Nominating
and Corporate
	Audit	Compensation	Governance
Name of Director	Committee	Committee	Committee

Peter Y. Chung		Chairman	Member
Joseph A. Edwards			Member
William M. Feldman	Member	Member
Mural R. Josephson	Chairman	Member
George M. Morvis	Member		Chairman
Michael D. Rice		Member	Member
Number of meetings in 2007	11	9	4

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Code of Ethics

We have adopted a code of ethics for senior financial employees that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other employees. The code of ethics is available in the Investor Relations section of our website at www.sbic.com and is available in print to any stockholder who requests it. If we waive any material provision of our code of ethics or substantively change the code, we will disclose that fact on our website within four business days.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth information concerning our executive officers and key employees. Executive officers serve at the request of the Board of Directors.

Name	Age	Positions

John G. Pasqualetto	65	Chairman, President and Chief Executive Officer
Richard J. Gergasko	49	Executive Vice President — Operations
Joseph S. De Vita	66	Senior Vice President, Chief Financial Officer and Assistant Secretary
Marc B. Miller, M.D.	51	Senior Vice President and Chief Medical Officer
Richard W. Seelinger	48	Senior Vice President — Policyholder Services
Jeffrey C. Wanamaker	41	Senior Vice President — Underwriting
D. Drue Wax	57	Senior Vice President, General Counsel and Secretary
M. Philip Romney	53	Vice President — Finance, Principal Accounting Officer and Assistant Secretary
James L. Borland, III	46	Vice President and Chief Information Officer
Craig A. Pankow	48	President — PointSure Insurance Services, Inc.

Set forth below is information concerning our executive officers who are not directors.

Richard J. Gergasko has served as our Executive Vice President — Operations since July 2003. He also served in this capacity and as the head of underwriting and research and development at the Eagle Entities from May 1999 until September 2003. Prior to joining the Eagle Entities, Mr. Gergasko held a variety of positions in the insurance industry, including Underwriting Vice President of AIG’s workers’ compensation specialty group, as well as various actuarial positions at Crum and Forster, William M. Mercer, Inc. and MBA, Inc. Mr. Gergasko holds a B.A. in Statistics from Rutgers College, is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

Joseph S. De Vita has served as our Senior Vice President and Chief Financial Officer since July 2003 and as our Assistant Secretary since January 2005. From January 2003 until June 2003, Mr. De Vita served as a consultant to the Eagle Entities. From November 2000 until December 2002, Mr. De Vita served as the Vice President and Chief Financial Officer of Lifeguard, Inc., a health plan provider based in California. Lifeguard, Inc. was placed in receivership by the California Department of Managed Care in October 2002. Mr. De Vita started his career in the insurance industry in 1972 with INA Corporation (Cigna). In 1978, he joined Fremont General Corporation as Vice President of Finance. In 1987, Mr. De Vita co-founded Great States Insurance Company, a specialty workers’ compensation insurer, with Mr. Pasqualetto. Mr. De Vita has held executive positions with managed care organizations, and began his financial career with PricewaterhouseCoopers. Mr. De Vita holds a B.A. in Accounting from St. Joseph’s University, an M.B.A. in Finance from Drexel University, is a licensed Certified Public Accountant in the Commonwealth of Pennsylvania and is a member of the American Institute of Certified Public Accountants.

Marc B. Miller, M.D. has served as our Senior Vice President and Chief Medical Officer since August 2004. Since 1998, Dr. Miller has been an independent consultant serving in various capacities for several businesses, including: acting as Vice President of Customer Relations for ExactCost, Inc., a healthcare cost analysis technology company; representing various foreign healthcare services, biotech, medical device, and pharmaceutical companies in connection with partnerships, investment and business development; acting as medical director charged with revamping Orange County’s Medical Services Indigents Program; and acting as medical director advising on quality assurance and credentialing for MedLink HealthCare Networks, Inc., a diagnostic managed care organization. Dr. Miller also co-founded ConflictSolvers, LLC, a start-up venture which develops dispute resolution products, and held various positions with ConflictSolvers from 1998 until 2001, most recently serving as its Chief Executive Officer. Dr. Miller is board certified in preventive medicine, public health and medical management. Dr. Miller holds a B.A. from Stanford University, an M.B.A. from Golden Gate University, an M.P.H. from the University of California, Los Angeles and an M.D. from Rush University.

Richard W. Seelinger has served as our Senior Vice President — Policyholder Services since July 2003. He served in the same capacity with the Eagle Entities, which he joined in 2000. From 1985 through 1999, Mr. Seelinger held a series of executive positions of increasing responsibility at Kemper insurance companies, including Workers’ Compensation Claims Officer. Mr. Seelinger holds a B.A. in History from Western Illinois University.

Jeffrey C. Wanamaker has served as our Senior Vice President — Underwriting since March 2006. From July 2003 through March 2006, Mr. Wanamaker served as our Vice President — Underwriting. He served as Vice President — Underwriting at the Eagle Entities, which he joined in May 1999. Prior to 1999, Mr. Wanamaker served as a Vice President of Alaska National Insurance Company. From 1989 to 1999, while employed by Alaska National Insurance Company, he underwrote most commercial lines and ultimately specialized in accounts with a combination of state act workers’ compensation, longshore and maritime employment exposures. Mr. Wanamaker holds Bachelor of Business Administration degrees in Finance and Economics from the University of Alaska and has earned the Chartered Property Casualty Underwriter and Associate in Reinsurance professional designations.

D. Drue Wax has served as our Senior Vice President, General Counsel and Secretary since January 2005. Prior to that, she, through her law firm, represented us on various regulatory and corporate issues. From 1998 through March 2004, she served as senior counsel in the corporate legal department of the Kemper insurance companies, where her responsibilities involved regulatory and corporate work for the various Kemper corporations, including the Eagle Entities and KEIC. Prior to 1998, Ms. Wax advised on insurance regulatory matters for Davidson, Goldstein, Mandell & Menkes, and was an associate in the Chicago office of Sidley & Austin. She received her J.D. from Chicago Kent College of Law, and her B.A. from Middlebury College.

M. Philip Romney has served as our Vice President — Finance and Principal Accounting Officer since November 2004 and as our Assistant Secretary since January 2005. From February 2000 until October 2004, Mr. Romney served as Director of Finance, Controller and Assistant Secretary for Eden Bioscience Corporation, a biotechnology company in Washington. Prior to that, Mr. Romney served in various positions (most recently as Deputy Treasurer and Senior Manager, Risk Management and Treasury Services) at Public Utility District No. 1 of Snohomish County, Washington, a public water and electric utility. Mr. Romney began his financial career with the Seattle office of KPMG LLP. Mr. Romney holds B.S. and MAcc. degrees from Brigham Young University, is a licensed Certified Public Accountant in the State of Washington and is a member of the American Institute of Certified Public Accountants and of the Washington Society of Certified Public Accountants.

Set forth below is information concerning our key employees.

James L. Borland, III has served as our Vice President and Chief Information Officer since November 2003. He served in the same capacity with the Eagle Entities, which he joined in 2000. From January 1998 until the time he joined the Eagle Entities, Mr. Borland served as the principal network analyst for PacifiCare Health Systems. From December 1991 until January 1998, Mr. Borland held several positions with Great States Insurance Company. Mr. Borland holds a B.S. in Business Management from Pepperdine University.

Craig A. Pankow has served as the President of PointSure Insurance Services, Inc., one of our wholly-owned subsidiaries, since May 2007. From 2005 until May 2007, Mr. Pankow served as Executive Vice President of PointSure with responsibilities for business development. Prior to joining PointSure, Mr. Pankow was the Western Region Marketing Officer for Willis of North America overseeing the marketing efforts of a $2 billion region with staff in 12 offices. Mr. Pankow has 25 years of insurance industry experience. He holds a Bachelor of Science degree in Business Administration and an M.B.A. degree from City University. He also has earned the Associates in Risk Management professional designation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information regarding the compensation program in place for our Principal Executive Officer, Principal Financial Officer and the three most highly-compensated executive officers other than the Principal Executive Officer and Principal Financial Officer for 2007. We refer to these five executive officers as Named Executive Officers (“NEOs”). It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Objectives of Our Compensation Program

The Compensation Committee of our Board of Directors, which we refer to in this section as the “Committee,” has responsibility for overseeing and determining the compensation program of our Chief Executive Officer and our other NEOs. The Committee acts pursuant to a charter that has been approved by our Board.

The compensation program for our NEOs is designed to attract, retain and reward talented executives in a manner which aligns their short- and long-term interests with those of our stockholders. We believe that the compensation program should offer compensation that is competitive and equitable and provides an effective balance between fixed components and variable short-term and long-term components. An NEO’s total compensation consists of a base salary, which is fixed, and incentive compensation, which is variable. We establish a total compensation package for each NEO based upon several considerations and inputs, including executive compensation program design advice and benchmarking information we received from PM&P. The total compensation package is designed to reward each NEO for the achievement of company and individual performance goals and objectives and to be competitive with total compensation for comparable positions within similar companies. Each year, the Committee receives from our Chief Executive Officer recommendations on NEO compensation other than for the Chief Executive Officer, but the Committee retains full discretion in determining NEO compensation. The Committee intends to evaluate regularly the compensation packages for our NEOs. SeaBright is a rapidly growing company that operates in a dynamic competitive environment. In developing compensation programs for our NEOs, we plan to maintain an emphasis on goal alignment with our stockholders, a balance of short- and long-term incentives, and flexibility in the structure of the programs so that they may evolve with our continued development. In February 2008, the Compensation Committee retained Mercer Human Resource Consulting, a nationally recognized consulting firm, to assist with a comprehensive review of our overall compensation programs.

Our compensation program is organized around three fundamental principles and utilizes components that have a clearly determinable value — base salary, cash bonuses and participation in an equity program consisting of restricted stock and stock option grants:

Our Compensation Program is Performance-Based.  Our compensation program is designed to create incentives for our NEOs to build long-term stockholder value. We create incentives by providing variable compensation that is linked to company and individual performance. One of the principal components of performance, as we view it, is the achievement of results that we believe will lead to increased long-term stockholder value. Variable compensation places a meaningful percentage of the NEO’s compensation at risk, with future payouts and/or realization of value dependent upon performance. If we and/or an individual fails to meet minimum levels of performance, he or she will not earn any variable compensation. Our variable compensation includes short-term compensation under the 2007 Bonus Plan and long-term compensation under our Amended and Restated 2005 Long-Term Equity Incentive Plan (the “2005 Equity Plan”). The Committee set target cash bonuses under our 2007 Bonus Plan at a level that put 39% of our Chief Executive Officer’s annual cash compensation package at risk and approximately 31%, on average, of our other NEOs’ annual cash compensation packages at risk. In the view of the Committee, at-risk variable compensation, both short-term bonus compensation and long-term equity based compensation, should consistently represent the majority of any year’s total compensation plan for the Chief Executive and the NEOs. While actual proportions will vary from year to year, our long-term approach intends to produce variable compensation greater than 50% of total compensation.

Equity Awards Should Represent A Meaningful Portion of NEO Compensation.  The Committee believes that a meaningful portion of total compensation should be delivered in the form of equity awards in order to align the

NEOs’ incentives with those of our stockholders and to reinforce the ownership culture within our leadership. These equity awards are intended to focus the NEOs on the achievement of both the annual and long-term financial performance objectives of SeaBright by linking the ultimate compensation realized by the NEOs directly to the price of our common stock over a period of time. In 2007, NEOs received equity compensation in the form of restricted stock and stock option grants. We do not currently maintain specific stock ownership guidelines for our executive officers. The Committee may consider prior compensation outcomes, including equity incentive compensation gains, in setting future compensation levels.

Our Compensation Program for NEOs Should Enable Us to Attract and Retain the Most Talented Executives in our Industry.  We believe our stockholders’ long-term interests are addressed in part by our ability to attract and retain the most talented executives in the workers’ compensation insurance industry and related fields. In furtherance of this belief, the Committee seeks to create a compensation package for each NEO that delivers total compensation that is better than the average of the total compensation for the same role delivered by comparable companies with which we compete for executive talent. To assist in making this comparison, we retained PM&P to provide information regarding compensation levels and programs for executives and directors of comparable companies. The Committee believes that offering competitive compensation packages with significant long-term compensation components enhances our ability to retain existing executive talent, and, when necessary, to attract new executive talent from the external marketplace.

To ensure that our compensation is competitive in the marketplace, we compare our compensation to that of a group of peer companies with businesses similar to ours and with which we may compete for executive talent. In 2007, we identified the following companies as our comparable companies for this purpose: Affirmative Insurance Holdings, Inc., AMCOMP Incorporated, American Physicians Capital, Inc., AMERISAFE, Inc., Baldwin & Lyons, Inc., Donegal Group, Inc., EMC Insurance Group, Inc., FPIC Insurance Group, Inc., James River Group, Inc., Meadowbrook Insurance Group, Inc., National Interstate Corporation, The Navigators Group, Inc., NYMAGIC, INC., PMA Capital Corporation, Procentury Corporation, Republic Companies Group, Inc., SCPIE Holdings, Inc., and Tower Group, Inc. (the “comparable company group”). We also reviewed executive compensation information for Argonaut Group, Inc. and Zenith National Insurance Corp., but did not include them in the comparable company group for benchmarking purposes because of their relative size. The comparable company group was selected by the Committee from a group of companies identified by management. The Committee regularly reviews the comparable company group for relevancy and changes it as necessary. Although we consider compensation data for the comparable company group when establishing total compensation, we do not target a percentile rank for total compensation within the comparable company group data set. Instead, we use the data as a guide in determining the appropriate levels of each form of compensation and the total level of compensation for each executive. We may adjust certain elements of an executive’s compensation based on the experience of the individual, market factors or other relevant considerations.

The Elements of Our Compensation Program

Our executive compensation for 2007 consists of the following components:

•	Base salary

•	Cash bonuses under our 2007 Bonus Plan

•	Restricted stock grants and stock option grants under our 2005 Equity Plan

Base Salary.  The first element of our cash compensation program for NEOs in 2007 was an annual base salary. The Committee sets base salary for NEOs based on the experience of the individual NEO as well as market salary levels for similar positions within the comparable company group. The Committee believes it is appropriate that a portion of each NEO’s compensation be provided in a form that is fixed and liquid to compensate them for their services during the year. The Committee reviews and determines base salary for NEOs in the first fiscal quarter of each year. In each case, the Committee takes into account the executive officer’s skills, the executive officer’s performance level, the executive officer’s contribution to the business and the scope of responsibilities of the position, the expertise and experience required for the position, the period of time over which the executive officer has performed these responsibilities, the executive officer’s anticipated contribution to our financial performance and current economic and market factors relating to our ability to attract and retain top leadership talent. The determination of base salaries, and any adjustment thereto, is discretionary and is not based on set formulas. Any adjustments to base salaries normally take effect on April 1st of each year.

In March, 2007, we increased base salaries of all of our NEOs, including our Chief Executive Officer, whose base salary was increased by $100,000. The base salary adjustments for our NEOs were effective on April 1, 2007 and resulted in the following annual base salaries:

	Annual Base	Percentage
Name	Salary	Increase

John G. Pasqualetto	$500,000	25.0%
Richard J. Gergasko	322,000	7.3%
Joseph S. De Vita	295,000	7.3%
Richard W. Seelinger	236,250	5.0%
Jeffrey C. Wanamaker	222,600	6.0%

The Committee approved the adjustments to base salaries based on a number of factors, including the fact that base salaries for the NEOs were generally lower than the median base salaries for comparable positions in the comparable company group. The Committee also considered our financial performance in 2006, which exceeded our plan, and individual NEO contributions based on their positions. Although no particular weight is assigned to these factors, significant emphasis is placed on external competitiveness based on comparisons with the comparable company group and the Board’s assessment of the long-term potential for the executive. When reviewing our Chief Executive Officer’s annual base salary, the Committee considered current market factors, including the median of base salaries of chief executive officers in the comparable company group. The Committee also evaluated Mr. Pasqualetto’s previous industry experience, his individual contribution to the Company’s performance and his responsibility as Chief Executive Officer for overall Company performance. The Committee also considered the internal pay equity of the Chief Executive Officer relative to our other executive officers. After considering all these factors, the Committee approved a 25% increase in Mr. Pasqualetto’s annual base salary as set forth above.

On March 27, 2008, the Committee approved increases in the annual base salaries for our executive officers, other than our Chief Executive Officer, and recommended to the Board the Chief Executive Officer’s annual base salary increase, which the Board approved in a meeting of independent directors on March 27, 2008. The following table sets forth the new annual base salaries to be paid to the NEOs, effective as of April 1, 2008, as approved by the Committee and the Board in a meeting of independent directors on March 27, 2008.

	Annual Base	Percentage
Name	Salary	Increase

John G. Pasqualetto	$550,000	10.0%
Richard J. Gergasko	342,000	6.2%
Joseph S. De Vita	309,000	4.7%
Richard W. Seelinger	255,000	7.9%
Jeffrey C. Wanamaker	250,000	12.3%

Cash bonuses under our 2007 Bonus Plan.  The second element of our cash compensation program for NEOs in 2007 was a cash bonus awarded under our 2007 Bonus Plan. The Committee develops the annual cash bonus opportunities for NEOs by considering, among other factors, cash bonuses paid to executives in the comparable company group. The 2007 Bonus Plan rewarded NEOs for achievement of pre-determined companywide performance goals and individual objectives. We believe these cash bonuses motivate our NEOs to pursue specific objectives the Committee and Board believe are consistent with the overall goals and strategic direction of our company. The 2007 Bonus Plan rewarded NEOs for achieving companywide performance by providing for a bonus pool that is linked to the achievement of a pre-determined target of GAAP net income (adjusted to exclude capital gains and losses). Under the terms of the 2007 Bonus Plan, no payments would have been made unless we achieved a threshold level of GAAP net income (excluding capital gains and losses), and bonuses were capped at a maximum percentage of base salary. The amount contributed to the bonus pool ranges from 0% to 200% of the target bonus pool amount. There is no bonus pool if the threshold is not met, and the maximum bonus pool is 200% of the target amount. In calculating the GAAP net income achievement measure, the Committee includes the impact of the bonus pool on earnings. If a bonus pool is earned, the bonus pool is then allocated to each participant based on: the individual’s annual bonus award opportunity for the fiscal year; the performance of the individual’s business unit or department measured against pre-determined business unit or department goals; and the participant’s individual performance during the year, measured against selected individual personal achievement goals. The Chief Executive Officer’s individual goal in 2007 was achievement of the companywide GAAP net income (adjusted to exclude capital gains and losses) target. For the other NEOs, business unit or department quantitative goals and individual goals included planned premium goals, nationwide inforce loss ratios, corporate succession planning, management of an officer’s budget and the acquisition and implementation of new skills. Although actual performance measured against pre-determined goals is the key component in determining individual performance, the Committee may exercise discretion when determining whether an NEO’s individual goals have been attained.

On February 21, 2007, the Committee approved the target bonus opportunities, as a percentage of base salary, for the NEOs for 2007, and a companywide performance target of $35.9 million in GAAP net income (adjusted to exclude capital gains and losses) for 2007, at which 100% of the target bonus pool would be achieved, and a companywide maximum of $40.3 million in GAAP net income (adjusted to exclude capital gains and losses) for 2007, at which 200% of the target bonus pool would be achieved. The target bonus opportunities provided to each NEO under our 2007 Bonus Plan were set as a fixed percentage of that person’s base salary for 2007, with the percentages for the NEOs ranging from 40% to 65% of base salary as set forth under “— Grants of Plan-Based Awards” below. These bonus opportunities are generally consistent with the bonus opportunities we have provided historically and the bonus opportunities our predecessor provided prior to our acquisition and equity investment by our former equity sponsor, certain co-investors and certain members of management in 2003. Although the bonus opportunities are based on our historical practice, in 2004, we increased the Chief Executive Officer’s bonus opportunity from 60% to 65% of base salary, to account for his individual performance in recent years, his increased responsibilities that resulted from the growth of our business and to maintain his overall compensation at a level that would be competitive with the market for executive talent in our industry.

On March 10, 2008, the Committee approved the payment of annual bonus awards under the 2007 Bonus Plan to the NEOs as follows:

2007 Actual
Name	Bonus Award

John G. Pasqualetto	$586,625
Richard J. Gergasko	300,675
Joseph S. De Vita	261,000
Richard W. Seelinger	177,413
Jeffrey C. Wanamaker	166,782

For 2007, we achieved GAAP net income, excluding capital gains and losses, of $40.0 million. The Chief Executive Officer prepared for the Committee’s consideration a recommendation of the bonus award for each NEO other than the Chief Executive officer. These recommendations were based on data from our performance appraisal system that evaluated department and individual achievement as well as certain subjective factors. Our Chief Executive Officer participated in the Committee’s review of the other NEOs, and the Committee’s review of the Chief Executive Officer was conducted in executive session.

On March 27, 2008, the Committee approved the target bonus opportunities, as a percentage of base salary, for the NEOs for 2008, and a companywide performance target for GAAP net income (adjusted to exclude capital gains and losses) for 2008, at which 100% of a target bonus pool would be achieved. The target bonus opportunities provided to each NEO under our 2008 Bonus Plan were set as a fixed percentage of that person’s base salary for 2008, with the percentages for the NEOs ranging from 45% to 65% of base salary. The Committee made increases to bonus opportunities for Messrs. Gergasko, Seelinger and Wanamaker from their historical levels to account for their individual performance in 2007, their long-term potential as executives and the increased responsibilities of these NEOs as a result of the growth of our business.

Restricted Stock Grants and Stock Option Grants under our 2005 Equity Plan.  Grants of restricted stock and stock options under the 2005 Equity Plan reward NEOs for long-term increases in stockholder value. As described above, the Committee believes that a meaningful portion of each NEO’s compensation should be in the form of equity awards. In 2007, such equity awards, delivered in the form of time-vesting restricted stock and stock options, represented a significant and meaningful percentage of NEO compensation. Equity awards to our NEOs are made pursuant to the 2005 Equity Plan. Shares of restricted stock granted to NEOs vest on the third anniversary of the grant date. We began to grant shares of restricted stock in 2006 for a number of reasons, including the retention effect of longer-term cliff vesting, lower levels of dilution for our stockholders in certain scenarios, and because Statement of Financial Accounting Standards No. 123R made the accounting treatment of stock options less attractive. The Board awarded stock options to NEOs with an exercise price equal to the fair market value of our common stock on the date of grant. These stock options will vest in equal annual installments over four years. Most of the stock options granted have been incentive stock options under Section 422 of the Internal Revenue Code. However, in 2007, approximately 48.3% of the stock options granted to our NEOs were nonqualified stock options.

The Committee based the level of equity awards granted to our NEOs primarily upon our financial performance as measured by our calendar year GAAP net income, return on equity, and on our growth in earned premium and book value. Based on recommendations from our CEO for the other NEOs, the Committee further considers several additional quantitative and qualitative factors in determining equity awards, including the level of equity awards for executives in the comparable company group, performance of our operating subsidiaries and the performance of the departments supervised by each of our NEOs. The Committee then selects, in its judgment, the best balance between restricted stock awards and stock option awards. Because one of the goals of the compensation package is to retain executive talent, we grant equity awards that vest over a period of several years. We believe that this feature of our equity awards creates an incentive for an NEO to remain with our company by deferring a significant amount of compensation over the vesting period.

The Committee believes that its current compensation program for NEOs is appropriately balanced between short-term cash and long-term equity awards. The Committee’s determinations of applicable ranges have been assisted by research and guidance provided by PM&P. The Committee may engage other qualified external compensation experts in its discretion.

The relative amounts of cash and equity compensation are determined based upon market-level ranges and are also influenced by the results accomplished in a given calendar year. The Committee believes that a combination of cash and equity compensation serves to align the incentives of our NEOs with those of our stockholders, while also permitting the Committee to provide incentives to the NEOs to pursue specific short- and long-term performance goals. The Committee believes that the performance measures established for cash awards are significantly challenging but fully achievable.

On March 28, 2007, the Committee approved grants of restricted stock and stock options to the NEOs as set forth under “— Grants of Plan-Based Awards” below. In 2007, the Committee considered the fact that our net income exceeded-both our 2006 budget and our results in 2005, and made awards that represented an increase over 2006 awards, in part to reward the NEOs for this performance. The individual awards for NEOs are also based on a subjective review of performance of the department for which they have responsibility, as an indicator of that individual’s contribution to our results.

On March 27, 2008, pursuant to the 2005 Equity Plan, and as set forth below, the Committee approved grants of restricted stock and stock options to the NEOs, other than our Chief Executive Officer, and recommended to the Board grants of restricted stock and option awards for our Chief Executive Officer, which the Board approved in a meeting of independent directors on March 27, 2008.

	Restricted	Stock Option
Name	Stock Grants (#)	Grants (#)

John G. Pasqualetto	70,000	30,000
Richard J. Gergasko	36,000	12,000
Joseph S. De Vita	32,400	10,800
Richard W. Seelinger	25,500	8,500
Jeffrey C. Wanamaker	25,500	8,500

Practices Regarding the Grant of Options

The Committee has generally followed a practice of making annual option grants to its NEOs at its regularly-scheduled meeting in March. The March meeting date historically occurred within approximately four weeks following the issuance of a press release announcing our results for the previous quarter and fiscal year. The Committee believes that it is appropriate that annual awards be made at a time when all material information regarding our financial results has been disclosed. We do not otherwise have any program, plan or practice to time annual option grants to our executives in coordination with the release of material non-public information.

While the majority of our option awards to NEOs have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs at other times in connection with the initial hiring of a new officer, for promotions, for retention purposes or otherwise. We have not made any such awards to date.

All option awards made to our NEOs, or any of our other employees or directors, are made pursuant to our 2005 Equity Plan. All options under the 2005 Equity Plan are granted with an exercise price that is greater than or equal to the fair market value of our common stock on the date of grant. Fair market value is defined under the 2005 Equity Plan to be, on the date of grant, the officially-quoted closing selling price of a share of our common stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which our common stock is then listed for trading for the applicable trading day. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date or by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. While the charter of the Committee permits delegation of the Committee’s authority to subcommittees, all grants to NEOs have been made by the Committee and/or the Board in a meeting of independent directors.

Perquisites and Personal Benefits

Our Chief Executive Officer receives a $750 car allowance each month. No other NEOs currently receive car allowances, but it is the Committee’s judgment that perquisites represent viable forms of compensation both to retain and attract executive talent. Personal benefits also include the cost of executive life insurance premiums, 401(k) matching contributions and profit sharing contributions.

Post-Termination Compensation Severance Arrangements

We have entered into employment agreements containing severance provisions with certain members of our senior management team, including the NEOs, as described under “— Potential Payments Upon Termination or Change in Control.” The agreement with our Chief Executive Officer provides for payments and other benefits if his employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in his employment agreement. The employment agreements with other members of our senior management provide for payments and other benefits if their employment terminates for a qualifying event or circumstance, such as being terminated without “Cause,” but do not provide for severance for “Good Reason.” The Committee believes that these severance compensation arrangements are an important part of overall compensation for our NEOs and help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment prior to or following a change in control. The Committee also believes that these agreements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior management.

Compensation Committee Report

The Compensation Committee of the Board of Directors of SeaBright Insurance Holdings, Inc. oversees SeaBright Insurance Holdings, Inc.’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and this Proxy Statement.

The Compensation Committee

Peter Y. Chung, Chairman
William M. Feldman
Mural R. Josephson
Michael D. Rice

Summary Compensation Table

The following table sets forth information regarding compensation earned by NEOs in 2007 and 2006:

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

John G. Pasqualetto	2007	$476,608	$718,138	$158,789	$586,625	$23,670	$1,963,830
Chairman, President and	2006	387,914	348,532	134,455	502,198	23,370	1,396,469
Chief Executive Officer
Richard J. Gergasko	2007	318,108	359,069	85,284	300,675	14,639	1,077,775
Executive Vice President —	2006	295,415	174,266	73,117	293,807	14,259	850,864
Operations
Joseph S. De Vita	2007	291,608	345,212	88,829	261,000	14,544	1,001,193
Senior Vice President,	2006	270,402	174,266	76,761	268,794	14,169	804,392
Chief Financial Officer and Assistant Secretary
Richard W. Seelinger	2007	235,013	153,701	40,366	177,413	12,793	619,286
Senior Vice President —	2006	220,263	55,765	33,499	175,007	12,610	497,144
Policyholder Services
Jeffrey C. Wanamaker	2007	220,957	167,559	39,765	166,782	11,639	606,702
Senior Vice President — Underwriting

(1)	Includes compensation cost related to shares of restricted stock granted to our NEOs during 2007 and 2006 under our 2005 Equity Plan. These amounts are calculated in accordance with SFAS 123R, except that no estimate of forfeitures is made. For the grant date fair value of restricted stock awards made in 2007, please see “— Grants of Plan-Based Awards.” For a discussion of restricted stock awards made in 2008 related to 2007 performance, please see “— Compensation Discussion and Analysis — The Elements of Our Compensation Program.”

No shares of restricted stock were forfeited by our NEOs during 2007. See Note 20 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008, for a discussion of the relevant assumptions used in calculating compensation cost recognized pursuant to SFAS 123R.

(2)	Includes compensation cost related to incentive stock options granted to our NEOs during the years from 2003 to 2007. These amounts are calculated in accordance with SFAS 123R, except that no estimate of forfeitures is made. For the grant date fair value of stock option awards made in 2007, please see “— Grants of Plan-Based Awards.” For a discussion of stock option awards made in 2008 related to 2007 performance, please see “— Compensation Discussion and Analysis — The Elements of Our Compensation Program.”

No stock options were forfeited by our NEOs during 2007. See Note 20 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the

SEC on March 17, 2008, for a discussion of the relevant assumptions used in calculating compensation cost recognized pursuant to SFAS 123R.

(3)	Includes payments awarded to our NEOs under our 2007 Bonus Plan. These amounts were earned in 2007 and paid in March 2008. For additional information on our 2007 Bonus Plan, see “— Compensation Discussion and Analysis — Cash bonuses under our 2007 Bonus Plan.”

(4)	All other amounts paid to or on behalf of our NEOs in 2007 include the following perquisites (valued at actual amounts paid). We do not gross up such amounts for the income tax effect of perquisites paid to our NEOs.

	Automobile	Life Insurance	401(k) Matching	Profit Sharing
Named Executive Officer	Allowance	Premiums	Contributions	Contributions	Total

John G. Pasqualetto	$9,000	$1,170	$11,250	$2,250	$23,670
Richard J. Gergasko	—	1,139	11,250	2,250	14,639
Joseph S. De Vita	—	1,044	11,250	2,250	14,544
Richard W. Seelinger	—	840	9,703	2,250	12,793
Jeffrey C. Wanamaker	—	790	8,654	2,195	11,639

Grants of Plan Based Awards

The following table summarizes grants of incentive stock options and shares of restricted common stock in 2007 and the estimated possible payouts under the 2007 Bonus Plan:

						All Other	All Other
						Stock Awards:	Option Awards:
						Number of	Number of	Exercise or	Grant Date
						Shares of	Securities	Base Price	Fair Value
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	of Option	of Stock
	Grant		Threshhold	Target	Maximum	Units	Options	Awards	and Option
Name	Date		($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	Awards(4)

John G. Pasqualetto	3/9/07	(5)	$—	$308,750	$617,500	—	—	$—	$—
	3/28/07		—	—	—	60,000	—	—	1,092,600
	3/28/07		—	—	—	—	20,000	18.21	134,000
Richard J. Gergasko	3/9/07	(5)	—	158,250	316,500	—	—	—	—
	3/28/07		—	—	—	30,000	—	—	546,300
	3/28/07		—	—	—	—	10,000	18.21	67,000
Joseph S. De Vita	3/9/07	(5)	—	145,000	290,000	—	—	—	—
	3/28/07		—	—	—	27,000	—	—	491,670
	3/28/07		—	—	—	—	9,000	18.21	60,300
Richard W. Seelinger	3/9/07	(5)	—	93,375	186,750	—	—	—	—
	3/28/07		—	—	—	18,000	—	—	327,780
	3/28/07		—	—	—	—	6,000	18.21	40,200
Jeffrey C. Wanamaker	3/9/07	(5)	—	87,780	175,560	—	—	—	—
	3/28/07		—	—	—	21,000	—	—	382,410
	3/28/07		—	—	—	—	7,000	18.21	46,900

(1)	Amounts were calculated according to the terms of our 2007 Bonus Plan. For additional information on our 2007 Bonus Plan, see “— Compensation Discussion and Analysis — Cash bonuses under our 2007 Bonus Plan.”

(2)	Consists of shares of restricted common stock awarded under our 2005 Equity Plan. The awards fully vest on March 28, 2010, the third anniversary of the grant date. For additional information on our 2005 Equity Plan, see “— Employee Benefit Plans — 2005 Long-Term Equity Incentive Plan.”

(3)	Consists of incentive stock options to purchase shares of our common stock awarded under our 2005 Equity Plan. The awards vest 25% on each of the first four anniversaries of the March 28, 2007 grant date. For additional information on our 2005 Equity Plan, see “— Employee Benefit Plans — 2005 Long-Term Equity Incentive Plan.”

(4)	For shares of restricted common stock, consists of the number of shares of stock awarded multiplied by $18.21, the closing price of our common stock on the grant date. For incentive stock options, consists of the number of options granted multiplied by $6.70, the grant date fair value of each option. The grant date fair value is calculated according to the provisions of SFAS 123R, except that no estimate of forfeitures is made.

(5)	Reflects each NEO’s participation in our 2007 Bonus Plan. Amounts shown indicate each NEO’s potential bonus assuming achievement of the threshold, target and maximum operating results, defined as net income determined in accordance with generally accepted accounting principles (“GAAP”) excluding capital gains and losses, and successful completion of the NEO’s individual goals and objectives. Actual amounts paid in March 2008 are included in the Summary Compensation Table.

Employment Agreements

The following information summarizes the employment agreements for our Chief Executive Officer and each of the named executive officers.

John G. Pasqualetto.  Mr. Pasqualetto’s employment agreement, as amended, provides for an annual base salary of $313,793 and an annual incentive bonus in a target amount of 65% of his base salary. Mr. Pasqualetto’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2008, the Compensation Committee approved an increase in Mr. Pasqualetto’s annual base salary to $550,000. Mr. Pasqualetto may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Pasqualetto’s employment without cause or if Mr. Pasqualetto terminates his employment for good reason, each as defined in his employment agreement, he will be entitled to receive his base salary and bonus (prorated to the date of termination) payable in regular installments from the date of termination for a period of 18 months thereafter. Mr. Pasqualetto’s employment agreement provides that he will be restricted from engaging in specified competitive activities and from soliciting SeaBright’s employees, customers, suppliers or other business relations for 18 months following the date of his termination.

Richard J. Gergasko.  Mr. Gergasko’s employment agreement provides for an annual base salary of $258,832 and an annual incentive bonus in a target amount of 50% of his base salary. Mr. Gergasko’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2008, the Compensation Committee approved an increase in Mr. Gergasko’s annual (a) base salary to $342,000 and (b) target incentive bonus amount to 55%. Mr. Gergasko may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Gergasko’s employment without cause, as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter. Mr. Gergasko’s employment agreement provides that he will be restricted from engaging in specified competitive activities and from soliciting our employees, customers, suppliers or other business relations for 12 months following the date of his termination.

Joseph S. De Vita.  Mr. De Vita’s employment agreement provides for an annual base salary of $216,000 and an annual incentive bonus in a target amount of 50% of his base salary. Mr. De Vita’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2008, the Compensation Committee approved an increase in Mr. De Vita’s annual base salary to $309,000. Mr. De Vita may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. De Vita’s employment without cause, as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter. Mr. De Vita’s employment agreement provides that he will be restricted from engaging in specified competitive activities and from soliciting our employees, customers, suppliers or other business relations for 12 months following the date of his termination.

Richard W. Seelinger.  Mr. Seelinger’s employment agreement provides for an annual base salary of $187,113 and an annual incentive bonus in a target amount of 40% of his base salary. Mr. Seelinger’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2008, the Compensation Committee approved an increase in Mr. Seelinger’s annual (a) base salary to $255,000 and (b) target incentive bonus amount to 45%. Mr. Seelinger may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Seelinger’s employment without cause, as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter. Mr. Seelinger’s employment agreement provides that he will be restricted from engaging in specified competitive activities and from soliciting our employees, customers, suppliers or other business relations for 12 months following the date of his termination.

Jeffrey C. Wanamaker.  Mr. Wanamaker’s employment agreement provides for an annual base salary of $164,966 and an annual incentive bonus in a target amount of 40% of his base salary. Mr. Wanamaker’s salary and target bonus amount are subject to review by the Board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the Board’s sole discretion. On March 27, 2008, the Compensation Committee approved an increase in Mr. Wanamaker’s annual (a) base salary to $250,000 and (b) target incentive bonus amount to 45%. Mr. Wanamaker may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Mr. Wanamaker’s employment without cause, as defined in his employment agreement, he will be entitled to receive his base salary payable in regular installments from the date of termination for a period of 12 months thereafter. Mr. Wanamaker’s employment agreement provides that he will be restricted from engaging in specified competitive activities and soliciting our employees, customers, suppliers or other business relations for 12 months following the date of his termination.

Employee Benefit Plans

2003 Stock Option Plan

In 2003, our Board of Directors adopted the SeaBright Insurance Holdings Inc. 2003 Stock Option Plan. The 2003 Stock Option Plan was amended and restated in February 2004, and on April 3, 2007, the Committee amended and restated the plan as the Second Amended and Restated 2003 Stock Option Plan (the “2003 Stock Option Plan”). The purpose of this plan was to create an incentive for directors, consultants, advisors, officers and other employees to remain in our employ and to contribute to our success by granting to them a favorable opportunity to acquire our common stock. The 2003 Stock Option Plan was also intended to help us attract and retain individuals of exceptional managerial talent upon whom, in large measure, our sustained growth and profitability depend. As our Compensation Committee has terminated the ability to grant future stock option awards under the 2003 Stock Option Plan, we anticipate that all future stock option grants will be made under our 2005 Equity Plan, discussed below.

Types of Awards and Eligibility.  The 2003 Stock Option Plan provides for the grant of either “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options to our directors, consultants, advisors, executive officers or other key employees selected by our Board of Directors to participate in this plan.

Share Reserve/Limitation.  The number of shares of common stock with respect to which options may be granted under the 2003 Stock Option Plan and which may be issued upon exercise thereof may not exceed 776,458, subject to the Board’s authority to adjust this amount in the event of a reorganization, recapitalization, merger, consolidation, share exchange, stock dividend, stock split or similar transactions affecting our common stock. We have granted options to purchase 491,508 shares of common stock under the 2003 Stock Option Plan.

Administration.  Our Board of Directors, or committee designated by the Board, administers the 2003 Stock Option Plan. Under the 2003 Stock Option Plan, the Board or the Committee has sole and complete authority to: select participants; grant options to participants in forms and amounts it determines; impose limitations, restrictions and conditions upon options as it deems appropriate; interpret the plan and adopt, amend and rescind administrative guidelines and other rules relating to the plan; correct any defect or omission or reconcile any inconsistency in the plan or an option granted under the plan; and make all other determinations on and take all other actions necessary or advisable for the implementation and administration of the plan.

Terms of Awards.  The exercise price of an option granted under the 2003 Stock Option Plan may not be less than 100% of the fair market value of our common stock on the date the option is granted. Our Board of Directors determines, in connection with each option grant under the plan, when options become exercisable and when they expire, provided that the expiration may not exceed ten years from the date of grant.

Change of Control.  For a description of termination and change in control provisions applicable to options issued under the 2003 Stock Option Plan, please see “— Potential Payments Upon Termination or Change in Control — Stock Options Under the 2003 Stock Option Plan.” On April 3, 2007, the Committee amended the 2003 Stock Option Plan to extend the “protection period” following a Sale of the Company to four years following a Sale of the Company during which a participant’s stock options would accelerate and become fully vested and exercisable if the participant were subject to an “Involuntary Termination.”

2005 Long-Term Equity Incentive Plan

On December 22, 2004, we adopted the SeaBright Insurance Holdings, Inc. 2005 Long-Term Equity Incentive Plan, and we amended and restated the plan as the SeaBright Insurance Holdings, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan on April 3, 2007 (the “2005 Equity Plan”). The 2005 Equity Plan provides for grants of stock options, restricted stock, restricted stock units, deferred stock units and other equity-based awards. Directors, officers and other employees of SeaBright and its subsidiaries, as well as others performing services for us, may be eligible for grants under the plan. The purpose of the 2005 Equity Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

A total of 1,047,755 shares of our common stock were initially available for issuance under the 2005 Equity Plan. This amount will automatically increase on the first day of each fiscal year through 2015 by the lesser of: (i) 2% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares as determined by the Compensation Committee. Accordingly, on January 1, 2006, the total number of shares of our common stock available for issuance under the 2005 Equity Plan increased by 328,223 shares, on January 1, 2007, the total number of shares of our common stock available for issuance under the 2005 Equity Plan increased by 411,068 shares and on January 1, 2008, the total number of shares of our common stock available for issuance under the 2005 Equity Plan increased by 416,622 shares. The number of shares available for issuance under the 2005 Equity Plan is subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the 2005 Equity Plan or covered by grants previously made under the plan. The shares available for issuance under the 2005 Equity Plan may be, in whole or in part, authorized and unissued or held as treasury shares.

The Compensation Committee of our Board of Directors administers the 2005 Equity Plan. Our Board also has the authority to administer the 2005 Equity Plan and to take all actions that the Compensation Committee is otherwise authorized to take under the plan.

The following is a summary of the material terms of the 2005 Equity Plan, but does not include all of the provisions of the plan. For further information about the plan, we refer you to the 2005 Equity Plan.

Terms of the 2005 Equity Plan

Eligibility.  Directors, officers and employees of SeaBright and its subsidiaries, as well as other individuals performing services for us, or to whom we have extended an offer of employment, are eligible to receive grants under the 2005 Equity Plan. However, only employees may receive grants of incentive stock options. In each case, the Compensation Committee will select the actual grantees.

Stock Options.  Under the 2005 Equity Plan, the Compensation Committee or the Board may award grants of incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code, and other, non-qualified stock options. The Compensation Committee may not, however, award to any one person in any one calendar year options to purchase common stock equal to more than 300,000 shares, and it may not award incentive options first exercisable during any calendar year whose underlying shares have a fair market value greater than $100,000, determined at the time of grant.

The exercise price of an option granted under the 2005 Equity Plan may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of SeaBright’s voting power may not be less than 110% of such fair market value on such date.

Unless the Compensation Committee determines otherwise, the exercise price of any option may be paid in any of the following ways:

•	in cash;

•	by delivery of shares of common stock with a fair market value equal to the exercise price; and/or

•	by simultaneous sale through a broker of shares of common stock acquired upon exercise.

If a participant elects to deliver shares of common stock in payment of any part of an option’s exercise price, the Compensation Committee may, in its discretion, grant the participant a “reload option.” The reload option entitles its holder to purchase a number of shares of common stock equal to the number so delivered. The reload option may also include, if the Compensation Committee chooses, the right to purchase a number of shares of common stock equal to the number delivered or withheld in satisfaction of any of our tax withholding requirements in connection with the exercise of the original option. The terms of each reload option will be the same as those of the original exercised option, except that the grant date will be the date of exercise of the original option, and the exercise price will be the fair market value of the common stock on the date of exercise.

The Compensation Committee will determine the term of each option in its discretion. However, no term may exceed ten years from the date of grant or, in the case of an incentive option granted to a person who owns stock constituting more than 10% of the voting power of SeaBright or any of its subsidiaries, five years from the date of grant. In addition, all options under the 2005 Equity Plan, whether or not then exercisable, generally cease vesting when a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries. Options generally expire 30 days after the date of cessation of service, so long as the grantee does not compete with us during the 30-day period.

For a description of termination and change in control provisions applicable to options issued under the 2005 Equity Plan, please see “— Potential Payments Upon Termination or Change in Control — Stock Options and Restricted Stock Awards Under the 2005 Equity Plan.”

Restricted Stock.  Under the 2005 Equity Plan, the Compensation Committee may award restricted stock subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. For a description of termination and change in control provisions applicable to restricted stock issued under the 2005 Equity Plan, please see “— Potential Payments Upon Termination or Change in Control — Stock Options and Restricted Stock Awards Under the 2005 Equity Plan.”

Vesting, Withholding Taxes and Transferability of All Awards.  The terms and conditions of each award made under the 2005 Equity Plan, including vesting requirements, will be set forth consistent with the plan in a written agreement with the grantee. Except in limited circumstances, no award under the 2005 Equity Plan may vest and become exercisable within six months of the date of grant, unless the Compensation Committee determines otherwise.

Unless the Compensation Committee determines otherwise, a participant may elect to deliver shares of common stock, or to have us withhold shares of common stock otherwise issuable upon exercise of an option or upon grant or vesting of restricted stock or a restricted stock unit, in order to satisfy our withholding obligations in connection with any such exercise, grant or vesting.

Unless the Compensation Committee determines otherwise, no award made under the 2005 Equity Plan will be transferable other than by will or the laws of descent and distribution or to a grantee’s family member by gift or a qualified domestic relations order, and each award may be exercised only by the grantee, his or her qualified family member transferee, or any of their respective executors, administrators, guardians, or legal representatives.

Amendment and Termination of the 2005 Equity Plan.  The Board may amend or terminate the 2005 Equity Plan in its discretion, except that no amendment will become effective without prior approval of our stockholders if such approval is necessary for continued compliance with applicable stock exchange listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the 2005 Equity Plan without the affected participant’s consent. If not previously terminated by the Board, the 2005 Equity Plan will terminate on the tenth anniversary of its adoption.

On April 3, 2007, the Committee amended the 2005 Equity Plan to extend the “protection period” following a Change in Control from one year to four years following a Change in Control, during which a participant’s equity awards would accelerate and become fully vested and exercisable and all restrictions on shares of restricted stock units would automatically lapse if the participant were subject to an “Involuntary Termination.”

Outstanding Equity Awards

The following table summarizes the outstanding equity award holdings of our NEOs as of December 31, 2007:

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value
	Securities	Securities			Shares or	of Shares
	Underlying	Underlying			Units of	or Units
	Unexercised	Unexercised	Option	Option	Stock that	of Stock that
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price ($)	Date	Vested (#)	Vested ($)

John G. Pasqualetto	155,292	—	$6.54	9/30/13	75,000(2)	$1,131,000
	38,250	38,249	10.50	1/20/15	60,000(3)	904,800
	6,250	18,750	17.64	3/17/16
	—	20,000	18.21	3/28/17
Richard J. Gergasko	77,646	—	6.54	9/30/13	37,500(2)	565,500
	22,950	22,949	10.50	1/20/15	30,000(3)	452,400
	3,125	9,375	17.64	3/17/16
	—	10,000	18.21	3/28/17
Joseph S. De Vita	58,235	—	6.54	9/30/13	37,500(2)	565,500
	28,687	28,687	10.50	1/20/15	27,000(3)	407,160
	3,125	9,375	17.64	3/17/16
	—	9,000	18.21	3/28/17
Richard W. Seelinger	38,823	—	6.54	9/30/13	12,000(2)	180,960
	11,475	11,475	10.50	1/20/15	18,000(3)	271,440
	1,000	3,000	17.64	3/17/16
	—	6,000	18.21	3/28/17
Jeffrey C. Wanamaker	58,235	—	6.54	9/30/13	12,000(2)	180,960
	7,650	7,650	10.50	1/20/15	21,000(3)	316,680
	1,000	3,000	17.64	3/17/16
	—	7,000	18.21	3/28/17

(1)	Stock options granted to NEOs vest 25% on each of the first four anniversaries of the date of grant. The following table provides information with respect to the vesting of each NEO’s stock options that were unexercisable at December 31, 2007:

		Year in Which Options Vest
Name	Grant Date	2008	2009	2010	2011	Total

John G. Pasqualetto	1/20/05	19,124	19,125	—	—	38,249
	3/17/06	6,250	6,250	6,250	—	18,750
	3/28/07	5,000	5,000	5,000	5,000	20,000
Richard J. Gergasko	1/20/05	11,474	11,475	—	—	22,949
	3/17/06	3,125	3,125	3,125	—	9,375
	3/28/07	2,500	2,500	2,500	2,500	10,000
Joseph S. De Vita	1/20/05	14,344	14,343	—	—	28,687
	3/17/06	3,125	3,125	3,125	—	9,375
	3/28/07	2,250	2,250	2,250	2,250	9,000
Richard W. Seelinger	1/20/05	5,738	5,737	—	—	11,475
	3/17/06	1,000	1,000	1,000	—	3,000
	3/28/07	1,500	1,500	1,500	1,500	6,000
Jeffrey C. Wanamaker	1/20/05	3,825	3,825	—	—	7,650
	3/17/06	1,000	1,000	1,000	—	3,000
	3/28/07	1,750	1,750	1,750	1,750	7,000

(2)	Shares of restricted common stock granted to our NEOs on March 17, 2006 vest on March 17, 2009, the third anniversary of the date of grant.

(3)	Shares of restricted common stock granted to our NEOs on March 28, 2007 that vest on March 28, 2010, the third anniversary of the date of grant.

Options Exercised and Restricted Stock Vested

None of our NEOs exercised stock options in 2007, and no shares of restricted stock vested during 2007.

Potential Payments Upon Termination or Change of Control

The table below reflects the amount of compensation to each of the NEOs assuming each NEO’s employment was terminated under each of the circumstances set forth below, or a change in control occurred, on December 31, 2007. The amounts shown in the table are estimates, and the actual amounts to be paid can only be determined at the time of the NEO’s separation from the SeaBright or upon a change in control.

John G. Pasqualetto, Chairman, President and Chief Executive Officer

						Involuntary
						Termination
						Without
	Termination					Cause
	Without Cause or					Following
	Resignation for	Voluntary	Termination		Death or	Change in
Benefit	Good Reason	Resignation	for Cause	Retirement	Disability	Control

Cash Severance	$750,000	$—	$—	$—	$—	$750,000
Accrued Vacation	43,910	43,910	43,910	43,910	43,910	43,910
Payment under 2007 Bonus Plan	586,625	—	—	—	—	586,625
Health and Welfare Benefits	9,060	—	—	—	—	9,060
Value of Restricted Stock Awards under 2005 Equity Plan	—	—	—	2,035,800	2,035,800	2,035,800
Value of Stock Options under 2005 Equity Plan	—	—	—	—	175,180	175,180

Total	$1,389,595	$43,910	$43,910	$2,079,710	$2,254,890	$3,600,575

Richard J. Gergasko, Executive Vice President — Operations

						Involuntary
						Termination
						Without
	Termination					Cause
	Without Cause or					Following
	Resignation for	Voluntary	Termination		Death or	Change in
Benefit	Good Reason	Resignation	for Cause	Retirement	Disability	Control

Cash Severance	$322,000	$—	$—	$—	$—	$322,000
Accrued Vacation	32,406	32,406	32,406	32,406	32,406	32,406
Payment under 2007 Bonus Plan	300,675	—	—	—	—	300,675
Value of Restricted Stock Awards under 2005 Equity Plan	—	—	—	1,017,900	1,017,900	1,017,900
Value of Stock Options under 2005 Equity Plan	—	—	—	—	105,106	105,106

Total	$655,081	$32,406	$32,406	$1,050,306	$1,155,412	$1,778,087

Joseph S. De Vita, Senior Vice President, Chief Financial Officer and Assistant Secretary

						Involuntary
						Termination
						Without
	Termination					Cause
	Without Cause or					Following
	Resignation for	Voluntary	Termination		Death or	Change in
Benefit	Good Reason	Resignation	for Cause	Retirement	Disability	Control

Cash Severance	$295,000	$—	$—	$—	$—	$295,000
Accrued Vacation	27,798	27,798	27,798	27,798	27,798	27,798
Payment under 2007 Bonus Plan	261,000	—	—	—	—	261,000
Value of Restricted Stock Awards under 2005 Equity Plan	—	—	—	972,660	972,660	972,660
Value of Stock Options under 2005 Equity Plan	—	—	—	—	131,386	131,386

Total	$583,798	$27,798	$27,798	$1,000,458	$1,131,844	$1,687,844

Richard W. Seelinger, Senior Vice President — Policyholder Services

						Involuntary
						Termination
						Without
	Termination					Cause
	Without Cause or					Following
	Resignation for	Voluntary	Termination for		Death or	Change in
Benefit	Good Reason	Resignation	Cause	Retirement	Disability	Control

Cash Severance	$236,250	$—	$—	$—	$—	$236,250
Accrued Vacation	14,114	14,114	14,114	14,114	14,114	14,114
Payment under 2007 Bonus Plan	177,413	—	—	—	—	177,413
Value of Restricted Stock Awards under 2005 Equity Plan	—	—	—	452,400	452,400	452,400
Value of Stock Options under 2005 Equity Plan	—	—	—	—	52,556	52,556

Total	$427,777	$14,114	$14,114	$466,514	$519,070	$932,733

Jeffrey C. Wanamaker, Senior Vice President — Underwriting

						Involuntary
						Termination
						Without
	Termination					Cause
	Without Cause or					Following
	Resignation for	Voluntary	Termination for		Death or	Change in
Benefit	Good Reason	Resignation	Cause	Retirement	Disability	Control

Cash Severance	$222,600	$—	$—	$—	$—	$222,600
Accrued Vacation	21,547	21,547	21,547	21,547	21,547	21,547
Payment under 2007 Bonus Plan	166,782	—	—	—	—	166,782
Value of Restricted Stock Awards under 2005 Equity Plan	—	—	—	497,640	497,640	497,640
Value of Stock Options under 2005 Equity Plan	—	—	—	—	35,037	35,037

Total	$410,929	$21,547	$21,547	$519,187	$554,224	$943,606

Cash Severance and Payments under 2007 Bonus Plan

The employment agreements with our NEOs provide that upon termination, the executives are generally entitled to receive amounts earned during their term of employment. In addition, if an executive’s employment is terminated without “Cause,” the executive will be entitled to receive his or her base salary payable in regular installments from the date of termination for a severance period set forth in the employment agreement, or until the executive obtains other employment, whichever occurs first. If the Chief Executive Officer’s employment is terminated without “Cause,” he will be entitled to receive his bonus (prorated to the date of termination) payable in regular installments from the date of termination for a severance period set forth in his employment agreement, or until he obtains other employment, whichever occurs first. However, the executive is under no duty to seek alternative employment during the severance period. The severance period for Mr. Pasqualetto, our Chief Executive Officer, is 18 months from the date of termination, and the severance period for the other NEOs is 12 months from the date of termination. The employment agreements also provide that the executives will be restricted from engaging in specified competitive activities and from soliciting SeaBright’s employees, customers, suppliers or other business relations for the applicable severance period.

Under the employment agreements, termination shall be for “Cause” if the executive:

(i) is continuously inattentive to his or her lawful duties after at least one written notice has been provided and the executive has failed to cure the same within a 30-day period thereafter;

(ii) reports to work under the influence of alcohol or illegal drugs, or uses illegal drugs (whether or not at the workplace) or engages in other conduct causing us substantial public disgrace or disrepute or economic harm;

(iii) breaches his or her duty of loyalty to us or engages in any acts of dishonesty or fraud with respect to us or any of our business relations;

(iv) is convicted of a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or enters a plea of guilty or nolo contendere with respect thereto); or

(v) breaches any material term of his or her employment agreement or any other agreement between the executive and us or any of our affiliates and the breach (if capable of cure) is not cured within thirty (30) days following written notice thereof from us.

In addition, if Mr. Pasqualetto terminates his employment for “Good Reason,” he will be entitled to receive his base salary and bonus (prorated to the dated of termination) payable in regular installments from the date of termination for a period of 18 months, or until he obtains other employment, whichever occurs first. “Good Reason” means the executive’s voluntary resignation within 90 days after the occurrence of any of the following: (i) without the express written consent of the executive, a reduction in the executive’s annualized base salary; (ii) without the express written consent of the executive, a material diminution in his or her supervisory responsibilities; (iii) the relocation of the executive in connection with any relocation of our principal place of business to a facility or a location more than fifty (50) miles outside of the greater Seattle, Washington metropolitan area without the executive’s written consent; or (iv) our failure to obtain the assumption of the executive’s employment agreement by any successors for the remainder of its term.

If Mr. Pasqualetto’s employment is terminated without “Cause,” or if he terminates his employment for “Good Reason,” we have also agreed to pay Mr. Pasqualetto’s COBRA health insurance premiums from the date of termination through the date that is 18 months after the date of termination.

Stock Options and Restricted Stock Awards under the 2005 Equity Plan

Stock Options.  Under the 2005 Equity Plan, options that are exercisable on the date of termination of a participant’s employment with SeaBright generally expire 30 days after the date of termination, so long as the participant does not compete with us during the 30-day period, and options that are not exercisable on the date of termination are forfeited immediately. There are, however, exceptions depending upon the circumstances of termination. In the event of retirement, a participant’s exercisable options will remain so for up to 90 days after the date of retirement, so long as the participant does not compete with us during the 90-day period. The participant’s options that are not exercisable on the date of retirement will be forfeited, unless the Compensation Committee determines in its discretion that the options shall become fully vested and exercisable. In the case of a participant’s death or disability, all options will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability, so long as the participant does not compete with us during the 180-day period. In each of the foregoing circumstances, the Board or Compensation Committee may elect to further extend the applicable exercise period in its discretion. Upon termination for “Cause,” all options will terminate immediately, whether or not exercisable. If we undergo a “Change in Control” and a participant is terminated from service through an “Involuntary Termination” within four years thereafter, all of the participant’s options will become fully vested and exercisable and remain so for up to one year after the date of termination. In addition, the Compensation Committee has the authority to grant options that will become fully vested and exercisable automatically upon a “Change in Control” of SeaBright, whether or not the participant is subsequently terminated. The option award agreements pursuant to which options have been awarded to the NEOs under the 2005 Equity Plan do not provide that the options will become fully vested and exercisable automatically upon a “Change in Control.”

Restricted Stock Awards.  Under the 2005 Equity Plan, generally, if a participant’s employment with us terminates, all shares of restricted stock granted to the participant on which the restrictions have not lapsed shall be immediately forfeited to SeaBright. However, upon a participant’s death, disability or retirement, all restrictions on shares of restricted stock granted to the participant shall lapse. If we undergo a “Change in Control” and a participant is terminated from service through an “Involuntary Termination” within four years thereafter, all restrictions on shares of restricted stock granted to the participant shall lapse. In addition, the Compensation Committee has the authority to grant shares of restricted stock with respect to which all restrictions lapse automatically upon a “Change in Control,” whether or not the participant is subsequently terminated. The restricted stock grant agreements pursuant to which shares of restricted stock have been awarded to the NEOs under the 2005 Equity Plan do not provide that the restrictions on shares of restricted stock lapse automatically upon a “Change in Control.”

Under the 2005 Equity Plan, “Cause” means the occurrence of one or more of the following events:

(i) conviction of a felony or any crime or offense lesser than a felony involving our property;

(ii) conduct that has caused demonstrable and serious injury to us, monetary or otherwise;

(iii) willful refusal to perform or substantial disregard of duties properly assigned, as determined by us; or

(iv) breach of duty of loyalty to us or other act of fraud or dishonesty with respect to us.

“Change in Control” for purposes of the 2005 Equity Plan means the occurrence of one of the following events:

(i) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than affiliates of Summit Partners and certain other exempt persons, acquires 50% or more of our voting securities;

(ii) during any period of two consecutive years, a majority of our Directors are replaced (other than any new Directors whose election or nomination was approved by at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election was previously so approved);

(iii) consummation of a merger or consolidation of SeaBright with any other corporation, other than a merger or consolidation (a) which would result in our voting securities outstanding immediately prior to the merger or consolidation continuing to represent more than 50% of the combined voting power of the surviving entity or (b) by which our corporate existence is not affected and following which our Chief Executive Officer and Directors retain their positions with us (and constitute at least a majority of the Board); or

(iv) consummation of a plan of complete liquidation of SeaBright or a sale or disposition of all or substantially all of our assets, other than a sale to affiliates of Summit Partners and certain other exempt persons.

“Involuntary Termination” means (i) the participant’s involuntary dismissal or discharge by us or one of our subsidiaries or a successor for reasons other than Cause or (ii) such individual’s voluntary resignation following (A) a change in his or her position with SeaBright which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (base salary or any target incentive compensation) by more than ten percent or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by us or one of our subsidiaries or a successor without the participant’s written consent.

For additional information on our 2005 Equity Plan, see “— Employee Benefit Plans — 2005 Long-Term Equity Incentive Plan.”

Stock Options Under the 2003 Stock Option Plan

Under the 2003 Stock Option Plan, if a participant is terminated other than for “Cause,” the participant’s vested and exercisable options remain so for 30 days after the date of termination. If a participant retires, the participant’s vested and exercisable options remain so for 45 days after the date of retirement. Upon death or disability of a participant, the participant’s vested and exercisable options remain so for 90 days after the date of death or disability. All options that are not vested and exercisable on the date of termination of the participant’s employment will be forfeited as of the date of termination. In the event of a “Sale of the Company” and a participant is terminated from service through an “Involuntary Termination” within four years thereafter, all of the participant’s options will become fully vested and exercisable and remain so for up to one year after the date of termination. In addition, the Compensation Committee or the Board may provide, in its discretion, that the options shall become immediately exercisable by any participants who are employed by us at the time of the “Sale of the Company” and/or that all options shall terminate if not exercised as of the date of the “Sale of the Company.”

Under the 2003 Stock Option Plan, “Cause” means if a participant:

(i) acts in bad faith and to the detriment of SeaBright;

(ii) refuses or fails to act in accordance with any specific direction or order of SeaBright or the Board;

(iii) exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, misconduct, dishonesty, habitual neglect, or incompetence;

(iv) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or enters a plea of guilty or nolo contendere with respect thereto); or

(v) breaches any material term of the 2003 Stock Option Plan or breaches any other agreement (including, without limitation, any employment agreement) between or among the participant and us.

“Cause” can also have any other meaning that may be set forth in a participant’s option award agreement.

“Sale of the Company” under the 2003 Stock Option Plan means the sale of SeaBright pursuant to which any party or parties (other than Summit Partners, L.P. and/or any of its affiliated investment funds) acquire (i) our capital stock possessing the voting power under normal circumstances to elect a majority of our Board of Directors (whether by merger, consolidation or sale or transfer of our capital stock) or (ii) all or substantially all of our assets determined on a consolidated basis.

“Involuntary Termination” has the same meaning under the 2003 Stock Option Plan as under the 2005 Stock Option Plan. Please see “— Stock Options and Restricted Stock Awards Under the 2005 Stock Option Plan.”

For additional information on our 2003 Stock Option Plan, see “— Employee Benefit Plans — 2003 Stock Option Plan.”

Equity Compensation Plan Information

The following table shows the total number of outstanding options and shares available for future issuances under our equity compensation plans as of December 31, 2007.

Number of Securities
	Number of			Remaining Available
	Securities to be			for Future Issuance
	Issued Upon		Weighted-Average	Under Equity
	Exercise of		Exercise Price of	Compensation Plan
	Outstanding		Outstanding	(Excluding Securities
	Options, Warrants		Options, Warrants	Reflected in Column
Plan Category	and Rights		and Rights	(a))
	(a)		(b)	(c)

Equity compensation plans approved by stockholders	1,015,321	(1)	$10.70	1,151,999	(2)
Equity compensation plans not approved by stockholders	—		—	—

Total	1,015,321		10.70	1,151,999

(1)	Includes options granted under our 2003 Stock Option Plan and options granted under our 2005 Equity Plan. Does not include 760,030 shares of restricted stock granted between March 2005 and March 2008 pursuant to our 2005 Equity Plan.

(2)	Includes only options eligible for grant under the 2005 Equity Plan. In January 2006, the Compensation Committee terminated the ability to grant future stock option awards under the 2003 Stock Option Plan.

DIRECTOR COMPENSATION

Summary of Director Compensation

On March 28, 2007, the Board approved a new compensation program for non-employee directors. The new compensation program was structured based on a number of factors, including an analysis by an independent compensation consultant retained by the Compensation Committee. The consultant’s analysis included a comparison of our director compensation practices to those of our peers. Under the director compensation program, new non-employee directors elected to the Board will receive an initial restricted stock grant in the amount of $75,000, which will be subject to three-year cliff vesting. In the event of a change in control of us or upon the death, disability or retirement of the participant, all restrictions relating to all outstanding restricted stock grants will lapse. Following this initial grant, no additional equity incentive compensation will be granted to such new directors until the next annual meeting of stockholders.

In addition, non-employee directors receive an annual retainer of $20,000 and an additional $2,500 for each in-person Board meeting attended and $1,000 for each telephonic Board meeting. Certain members of committees of the Board also receive annual retainers. Audit Committee members receive an additional annual retainer of $4,000, except the chair of the Audit Committee who receives an additional annual retainer of $12,000. The chairs of the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance Committee, a committee of the board of directors of our wholly-owned subsidiary, SeaBright Insurance Company, each receive an additional annual retainer of $5,000.

Our directors are also eligible to receive stock options and other equity-based awards when, as and if determined by the Compensation Committee pursuant to the terms of the 2005 Equity Plan. Under our director compensation program, non-employee directors will receive annual equity incentive grants on the date of each annual meeting of stockholders, unless the Compensation Committee determines otherwise. These equity incentive grants will consist of restricted stock grants valued at $60,000 and stock options valued at $20,000. The restricted stock grants will be subject to three-year cliff vesting, and the stock option grants will vest over a four-year period with one-fourth of the options vesting on the first anniversary of the grant date and the remaining three-fourths vesting equally on a monthly basis over the following 36 months. The stock options have an exercise price equal to the closing price of our common stock on the date of grant, as reported on the Nasdaq Global Select Market. In the event of a change in control of us or upon the death or disability of the participant, all restrictions relating to all outstanding restricted stock grants will lapse and all stock option grants will become fully vested and exercisable. Our Compensation Committee may, in its discretion, determine to exclude one or more non-employee directors from receiving these equity grants in any given year.

In 2007, the annual equity incentive grants to non-employee directors were made on May 15, 2007, the date of our annual meeting of stockholders. In accordance with our director compensation program, the Compensation Committee approved the grant of options with a value of $20,000, calculated using the Black Scholes option valuation model, which would have resulted in the grant of 2,950 stock options to each director on that date. However, due to a clerical error, each director was mistakenly granted only 1,092 stock options (valued at approximately $7,400) on that date. Accordingly, to make up for this error, on May 24, 2007 each non-employee director was granted an additional 1,858 stock options having the same exercise price, vesting schedule, expiration date and other terms as the May 15 grants.

Our director compensation program also includes an ownership guideline generally providing that non-employee directors will own shares and options with a value equal to five times the annual retainer for serving as a member of the Board of Directors, excluding retainers for serving on a committee of the Board, after five years of service as a director. The value for this purpose is based on the greater of the price of the shares (if the shares are in the form of restricted stock) or the fair market value.

We also reimburse all directors for reasonable out-of-pocket expenses they incur in connection with their service as directors. Directors who are also our employees receive no compensation for serving as directors.

Director Compensation

The following table summarizes compensation paid to or earned by members of our Board of Directors in 2007:

	Fees Earned
	or Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(2)	($)

Peter Y. Chung	$55,000	$—	$—	$55,000
Joseph A. Edwards	47,000	33,557	3,275	83,832
William M. Feldman(3)	70,750	30,584	20,033	121,367
Mural R. Josephson	66,750	30,584	16,188	113,522
George M. Morvis	60,250	30,584	16,188	107,022
Michael D. Rice(4)	10,500	6,737	—	17,237

(1)	Includes compensation cost recognized in 2007 related to shares of restricted stock granted to our directors under our 2005 Equity Plan. These amounts are calculated in accordance with SFAS 123R, except that no estimate of forfeitures is made. No shares of restricted stock were forfeited by our directors during 2007. See Note 20 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008, for a discussion of the relevant assumptions used in calculating compensation cost recognized pursuant to SFAS 123R.

The following table reflects the number of shares outstanding at December 31, 2007. The grant date fair value, calculated in accordance with SFAS 123R except that no estimate of forfeitures is made, of the restricted stock granted to each of Messrs. Edwards, Feldman, Josephson and Morvis on May 15, 2007 was $60,016. The grant date fair value, calculated in accordance with SFAS 123R except that no estimate of forfeitures is made, of the restricted stock granted to Mr. Rice on September 24, 2007 was $75,009.

			# of Shares
			Outstanding at
		# of Shares	December 31,
Name	Grant Date	Granted	2007

Joseph A. Edwards	11/14/06	4,000	4,000
	5/15/07	3,276	3,276
William M. Feldman	3/24/05	2,000	2,000
	5/25/06	2,000	2,000
	5/15/07	3,276	3,276
Mural R. Josephson	3/24/05	2,000	2,000
	5/25/06	2,000	2,000
	5/15/07	3,276	3,276
George M. Morvis	3/24/05	2,000	2,000
	5/25/06	2,000	2,000
	5/15/07	3,276	3,276
Michael D. Rice	9/24/07	4,151	4,151

(2)	Includes compensation cost recognized in 2007 related to incentive stock options granted to our directors. These amounts are calculated in accordance with SFAS 123R, except that no estimate of forfeitures is made. No stock options were forfeited by our directors during 2007. See Note 20 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008, for a discussion of the relevant assumptions used in calculating compensation cost recognized pursuant to SFAS 123R.

The following table reflects the number of options outstanding at December 31, 2007. The grant date fair value, calculated in accordance with SFAS 123R except that no estimate of forfeitures is made, of the options granted to each of Messrs. Edwards, Feldman, Josephson and Morvis on May 15, 2007 was $7,404. The grant date fair value, calculated in accordance with SFAS 123R except that no estimate of forfeitures is made, of the options granted to each of Messrs. Edwards, Feldman, Josephson and Morvis on May 24, 2007 was $12,244.

				# of Options
			Option	Outstanding at	Aggregate	Option
		# of Options	Exercise	December 31,	Grant Date	Expiration
Name	Grant Date	Granted	Price	2007	Fair Value	Date

Joseph A. Edwards	5/15/07	1,092	$18.32	1,092	$7,404	5/15/17
	5/24/07	1,858	18.32	1,858	12,244	5/15/17
William M. Feldman	1/20/05	7,650	10.50	7,650	23,562	1/20/15
	3/24/05	4,000	12.54	4,000	11,960	3/24/15
	5/25/06	4,000	17.16	4,000	20,640	5/25/16
	5/15/07	1,092	18.32	1,092	7,404	5/15/17
	5/24/07	1,858	18.32	1,858	12,244	5/15/17
Mural R. Josephson	2/28/04	7,650	6.54	7,650	8,186	2/28/14
	3/24/05	4,000	12.54	4,000	11,960	3/24/15
	5/25/06	4,000	17.16	4,000	20,640	5/25/16
	5/15/07	1,092	18.32	1,092	7,404	5/15/17
	5/24/07	1,858	18.32	1,858	12,244	5/15/17
George M. Morvis	2/28/04	7,650	6.54	7,650	8,186	2/28/14
	3/24/05	4,000	12.54	4,000	11,960	3/24/15
	5/25/06	4,000	17.16	4,000	20,640	5/25/16
	5/15/07	1,092	18.32	1,092	7,404	5/15/17
	5/24/07	1,858	18.32	1,858	12,244	5/15/17

(3)	Mr. Feldman’s fees earned include compensation for his services as Chairman of the Finance Committee of our wholly-owned subsidiary, SeaBright Insurance Company.

(4)	Mr. Rice was elected to our Board of Directors on September 24, 2007.

BENEFICIAL OWNERSHIP TABLE

The following table provides information concerning beneficial ownership of our common stock as of March 26, 2008, by:

•	each of our directors and nominees;

•	each of our named executive officers;

•	each person known by us to beneficially own 5% or more of our outstanding common stock; and

•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 20,855,102 shares of common stock outstanding as of March 26, 2008 and a total of 653,991 common stock options currently exercisable or exercisable by our directors and executive officers as a group within 60 days of March 26, 2008.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 26, 2008 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage

5% or more beneficial owners:
Dimensional Fund Advisors LP(1)	1,581,510	7.6%
Earnest Partners, LLC(2)	1,246,214	6.0%
Skyline Asset Management, LP(3)	1,151,981	5.5%
T. Rowe Price Associates, Inc.(4)	1,078,191	5.2%
Directors and named executive officers:
John G. Pasqualetto(5)	409,180	1.9%
Joseph S. De Vita(6)	214,835	1.0%
Richard J. Gergasko(7)	211,679	1.0%
Jeffrey C. Wanamaker(8)	122,455	*
Richard W. Seelinger(9)	101,010	*
Mural R. Josephson(10)	25,331	*
George M. Morvis(11)	25,331	*
William M. Feldman(12)	23,419	*
Peter Y. Chung	14,686	*
Joseph A. Edwards(13)	8,014	*
Michael D. Rice(14)	4,151	*
All directors and executive officers as a group (14 persons)	1,275,408	5.9%

*	Less than 1%.

(1)	Based on a Schedule 13G filed on February 6, 2008 by Dimensional Fund Advisors LP, which is classified as an investment advisor in accordance with Rule 240.13d-1(b)(1)(ii)(E). The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401.

(2)	Based on a Schedule 13G filed on February 13, 2008 by EARNEST Partners, LLC, which is classified as an investment advisor in accordance with Rule 240.13d-1(b)(1)(ii)(E). The address of EARNEST Partners, LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309.

(3)	Based on a Schedule 13G/A filed on January 29, 2008 by Skyline Asset Management, LP, which is classified as an investment advisor in accordance with Rule 240.13d-1(b)(1)(ii)(E). The address of Skyline Asset Management, LP is 311 South Wacker Drive, Chicago, IL 60606.

(4)	Based on a Schedule 13G filed on February 12, 2008 by T. Rowe Price Associates, Inc., which is classified as an investment advisor under Section 203 of the Investment Advisors Act of 1940. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(5)	Includes 75,000 shares of restricted stock that vest in March 2009, 60,000 shares of restricted stock that vest in March 2010, and options to purchase 230,166 shares of common stock exercisable within 60 days of March 26, 2008.

(6)	Includes 37,500 shares of restricted stock that vest in March 2009, 27,000 shares of restricted stock that vest in March 2010, and options to purchase 109,766 shares of common stock exercisable within 60 days of March 26, 2008.

(7)	Includes 37,500 shares of restricted stock that vest in March 2009, 30,000 shares of restricted stock that vest in March 2010, and options to purchase 105,820 shares of common stock exercisable within 60 days of March 26, 2008.

(8)	Includes 12,000 shares of restricted stock that vest in March 2009, 21,000 shares of restricted stock that vest in March 2010, and options to purchase 73,460 shares of common stock exercisable within 60 days of March 26, 2008.

(9)	Includes 12,000 shares of restricted stock that vest in March 2009, 18,000 shares of restricted stock that vest in March 2010, and options to purchase 59,536 shares of common stock exercisable within 60 days of March 26, 2008.

(10)	Includes 2,000 shares of restricted stock that vested in March 2008, 2,000 shares of restricted stock that vest in May 2009, 3,276 shares of restricted stock that vest in March 2010, and options to purchase 15,055 shares of common stock exercisable within 60 days of March 26, 2008.

(11)	Includes 2,000 shares of restricted stock that vested in March 2008, 2,000 shares of restricted stock that vest in May 2009, 3,276 shares of restricted stock that vest in March 2010, and options to purchase 15,055 shares of common stock exercisable within 60 days of March 26, 2008.

(12)	Includes 2,000 shares of restricted stock that vested in March 2008, 2,000 shares of restricted stock that vest in May 2009, 3,276 shares of restricted stock that vest in March 2010, options to purchase 13,143 shares of common stock exercisable within 60 days of March 26, 2008, and 3,000 shares of stock held indirectly by Mr. Feldman as custodian for his minor children under the UTMA/IL.

(13)	Consists of 4,000 shares of restricted stock that vest in November 2009, 3,276 shares of restricted stock that vest in May 2010, and options to purchase 738 shares of common stock exercisable within 60 days of March 26, 2008.

(14)	Consists of 4,151 shares of restricted stock that vest in September 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of SeaBright common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. Based solely on representations and information provided to us by the persons required to make such filings, we believe that, during fiscal year 2007, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under the Nasdaq marketplace rules, we are required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our audit committee or another independent body of the board of directors. Our conflict of interest and code of conduct policy provides that no director or executive officer will knowingly place themselves in a position that would have the appearance of being, or could be construed to be, in conflict with our interests.

Although we have not historically had formal policies and procedures regarding the review and approval of related party transactions, all transactions between us and any of our officers, directors and principal stockholders were approved by our board of directors. We have not entered into any related party transactions with our officers, directors or principal stockholders since January 1, 2007.

AUDIT COMMITTEE DISCLOSURE

Principal Accounting Fees and Services

The Audit Committee appointed KPMG LLP as SeaBright’s independent registered public accounting firm for the fiscal year ending December 31, 2007. In connection with that appointment, we entered into an agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for us. That agreement provides that the alternative dispute resolution procedures outlined in the agreement must be followed as the sole means of resolving any difference between the parties and prohibits the award of punitive damages. Stockholders are being asked to ratify the appointment of KPMG LLP at the annual meeting pursuant to Proposal No. 2.

The following table shows the fees paid or accrued by SeaBright for audit and other services provided by KPMG LLP for fiscal years 2007 and 2006.

	2007	2006

Audit Fees(1)	$757,000	$795,100
Audit-Related Fees(2)	15,850	—
Tax Fees(3)	25,285	18,720
All Other Fees	—	—

Other	$798,135	$813,820

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements, including related services such as comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)	Represents fees for professional services provided in connection with the review of responses to comments received from the SEC.

(3)	Tax fees represent fees billed for professional services provided in connection with tax compliance, tax advice and tax planning.

The Audit Committee has adopted a policy of pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated authority to pre-approve such services on behalf of the Audit Committee, provided that such pre-approved services are reported to the full Audit Committee at its next scheduled meeting.

During 2007, all services performed by SeaBright’s independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

Report of the Audit Committee

The members of the Audit Committee are independent under Nasdaq listing standards and SEC rules. The Board of Directors adopted a written Audit Committee charter, which is available in the Investor Relations section of our website at www.sbic.com.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility to establish and maintain a system of internal control over financial reporting, to plan and conduct audits and to prepare consolidated financial statements in accordance with U.S. generally accepted accounting principles. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of SeaBright Insurance Holdings, Inc. and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of KPMG LLP included in its report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met and held discussions, together and separately, with management and KPMG LLP. Management represented to the Audit Committee that the Company’s audited financial statements for the fiscal year ended December 31, 2007 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and KPMG LLP the audited financial statements for the 2007 fiscal year.

The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114, Communications with Audit Committees, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with them their independence relating to SeaBright Insurance Holdings, Inc. In accordance with provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approved all audit and non-audit services performed by KPMG LLP.

Based on the Audit Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee has also selected and appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, subject to stockholder ratification.

The Audit Committee of the Board of Directors

Mural R. Josephson, Chairman
William M. Feldman
George M. Morvis

OTHER MATTERS

Stockholder Proposals and Director Nominations

Stockholder proposals for the 2009 annual meeting must be received at our principal executive offices by December 18, 2008, and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2009 annual meeting.

If you intend to present a proposal at next year’s annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address below. The Secretary must receive this notice no earlier than January 20, 2009 and no later than February 19, 2009.

Notice of a proposal must include, as to each matter, (i) a brief description of the business desired to be brought before the annual meeting, (ii) your name and address, as they appear on SeaBright’s books, (iii) the class and number of shares of SeaBright common stock which you beneficially own, and (iv) any material interest you may have in such business.

Notice of a nomination must include:

(i) as to each person whom you propose to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of common stock of SeaBright which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

(ii) (A) your name and address, as they appear on SeaBright’s books, (B) the class or series and number of shares of common stock of SeaBright which you own beneficially or of record, (C) a description of all arrangements or understandings between you and each proposed nominee and any other person or persons pursuant to which your nominations are to be made, (D) a representation that you intend to appear in person or by proxy at the meeting to nominate the persons named in your notice and (E) any other information relating to you that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations or proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

You may contact our Secretary at our principal executive offices for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our By-Laws are also available on our website at http://investor.sbic.com/governance/bylaws.cfm.

Proponents must submit notices of proposals and nominations in writing to the following address:

Secretary
SeaBright Insurance Holdings, Inc.
1501 4th Avenue, Suite 2600
Seattle, Washington 98101

The Secretary will forward the notices of proposals and nominations to the Nominating and Corporate Governance Committee for consideration.

Cost of Solicitation

SeaBright pays the cost of the annual meeting and the cost of soliciting proxies. In addition to the use of mail, our directors, officers and employees may solicit proxies by personal conversations, telephone, facsimile or other electronic means. In addition to soliciting proxies by mail, we have made arrangements with banks, brokers and other holders of record to send proxy materials to you, and we will reimburse them for their expenses in doing so.

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext	000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

     2008 Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
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	01 - John G. Pasqualetto	☐	☐	02 - Peter Y. Chung	☐	☐	03 - Joseph A. Edwards	☐	☐

	04 - William M. Feldman	☐	☐	05 - Mural R. Josephson	☐	☐	06 - George M. Morvis	☐	☐

	07 - Michael D. Rice	☐	☐

	For	Against	Abstain

2. Ratification of the Audit Committee’s appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐

If other matters are properly presented, the persons named as proxies will vote in accordance with their judgement with respect to those matters.

B	Non - Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. If signing in a fiduciary or representative capacity, give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	+

▼    PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

2008 Proxy — SEABRIGHT INSURANCE HOLDINGS, INC.

1501 4th Avenue, Suite 2600, Seattle, WA 98101
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Proxy for Annual Meeting of Stockholders, Tuesday, May 20, 2008
The undersigned hereby appoints John G. Pasqualetto, Joseph S. De Vita and D. Drue Wax, and each or any of them, proxies of the undersigned with full power of substitution to represent the undersigned and to vote all of the shares of the Common Stock of SeaBright Insurance Holdings, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SeaBright Insurance Holdings, Inc. to be held at 9:00 A.M., Pacific Time on Tuesday, May 20, 2008 in the Alki Room on the 3rd Floor of the Century Square Building located at 1501 4th Avenue, Seattle, WA 98101 and at any and all adjournments thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.
A majority of said proxies or substitutes who shall be present at the meeting may exercise all powers hereunder. All proxies will be voted as specified. If no specification is made, the proxy will be voted FOR Proposals 1 and 2.
(Continued and to be voted, signed and dated on reverse side.)